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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4A                                             Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Carey       Francis          J.               W.P. Carey & Co. ("WPC")                      to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
              485 Lewis Lane                      Person, if an entity        6/2001            ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                                              Vice Chairman
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Ambler,           PA           19002                                         6/2001           ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:
                                               (Instr. 8)                                End of Month        Direct
                                  (Month/                                                (Instr. 3 and 4)    (D) or
                                   Day/   ---------------------------------------                            Indirect
                                   Year)  Code    V      Amount   (A) or    Price                            (I)
                                                                  (D)                                        (Instr. 4)


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Listed Shares(1)                 6/9/01     A             1,773     A         14.11            104,205           D
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Listed Shares                   6/13/01     F            39,100     D         21.10            104,205           D
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Listed Shares(1)                6/13/01     M            50,000     A         16.50            104,205           D
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Listed Shares(2)                6/13/01     S               100     D         21.05            104,205           D
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Listed Shares(2)                6/13/01     S             2,900     D         21.00            104,205           D
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(1) Correcting transaction code to reflect exempt under Section 16b-3.

(2) Diposition to cover tax liability incurred from options exercise.




FORM 4A (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          Disposed of      (Month/Day/                           Secur-
                             ative        Year)                  (D) (Instr. 3,   Year)                                 ity
                             Security                            4, and 5)                                              (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Option                        16.50       6/13/01    M                 50,000  1/3/01  1/3/08     Common  50,000
                                                                                                   Stock
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1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Securities
                                Owned at End            Beneficially
                                of Month                Owned at
                                (Instr. 4)              End of
                                                        Month
                                                        (Instr. 4)
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Option                          389,166                 D
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Explanation of Responses:

              ---------------------------------        ----------------------
               **Signature of Reporting Person                 Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
             See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
       Note: File three copies of this Form, one of which must be manually signed.
             If space is insufficient, see Instruction 6 for procedure.



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Last update: 11/05/1999